Exhibit 5.1

HADDAN & ZEPFEL LLP
Attorneys at Law
500 Newport Center Drive, Suite 580
Newport Beach, California 92660
(949) 706-6000
Facsimile (949) 706-6060

December 22, 2004

CAM Commerce Solutions, Inc.
17075 Newhope Street
Fountain Valley, California 92708

Re:	Registration of Shares of Common Stock Issuable
Pursuant to the 2000 Stock Option Plan

Dear Sirs:

     We have examined a copy of the Registration Statement on Form S-8 (the “Registration Statement”) of CAM Commerce Solutions, Inc., a Delaware corporation (the “Company”), for the registration under the Securities Act of 1933, as amended, of 250,000 additional shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) issuable upon exercise of options granted pursuant to the 2000 Stock Option Plan of the Company (the “Plan”). We have also examined the Certificate of Incorporation of the Company, the Plan, and such other corporate records and other documents, as we have deemed necessary in order to express the opinion set forth below.

     We are of the opinion that, upon exercise of the options granted under the Plan, and payment in full of the exercise price therefor, such Shares will have been duly authorized, validly issued, and fully paid and nonassessable shares of Common Stock of the Company under the laws of the State of Delaware.

     We hereby consent to the reference to this firm under Item 5 of the Registration Statement and to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jon Haddan

HADDAN & ZEPFEL LLP